Exhibit 10.1

November 13, 2015

Robert B. Anacone

897 Cofair Court

Solana Beach, CA 92075

Re:Retirement Planning

Dear Bob:

As discussed, we would like to assure a smooth transition for you and the Company in connection with your retirement and your separation from employment with Tandem Diabetes Care.  Though the Company does not have a formal plan that applies in this circumstance, we are offering you an arrangement to facilitate a productive transition.

This letter sets forth the arrangement that the Company is offering, and the terms and conditions that apply if you accept it.  Please read this carefully and feel free to call me if you have any questions.  If the terms set forth in this letter are acceptable, you will need to sign and date the enclosed copy of this letter and return it to me within the time limits set forth below.  Once this letter agreement takes effect, it will become a legally binding contract between you and the Company on the following terms:

1.Retirement Date and Final Regular Paycheck:  Your employment with the Company will terminate on December 31, 2015 (the “Retirement Date”).  On or before that date you will be paid all salary, bonuses, unused paid time off, and any other compensation due through your date of termination.  The Company will also reimburse you for any reasonable and necessary business expenses incurred prior to your date of termination in accordance with the Company’s written policies, provided you submit a properly documented expense report within thirty (30) days following your Retirement Date. Such expense reports should be provided in writing to Chris Page in the Company’s Human Resources department.

2. Return of Company Property: On or prior to your Retirement Date you must return all property of the Company in your possession or control, including all keys, cards, and badges, and all computer, tablet, telephone, and office equipment in good working order (except for reasonable wear and tear) and with all files and software intact. You should not retain in your possession or control any duplicate records or files containing confidential information of the Company, whether in electronic, paper or other format or on any storage device or network. If requested, you will provide the Company with any passwords associated with any computer, tablet, or other device used by you in the course of your employment.

3.Pay and Benefits:  The parties anticipate that you will continue to be paid your regular salary and wages through your Retirement Date. In addition, in consideration for your signing and fulfilling your obligations under this letter agreement, the Company will provide the following additional pay and benefits, subject to the this agreement being signed and not revoked as provided in Paragraph 16 below, and you signing and not revoking the General Release attached as Exhibit A on January 21, 2016 or sooner, if requested by the Company:

1.

Exhibit 10.1

A.2015 Bonus Plan:  Notwithstanding the termination of employment on your Retirement Date, as partial consideration for you entering into this agreement the parties acknowledge and agree that you will be eligible for your cash incentive bonus under the Company’s 2015 Cash Bonus Plan (the “2015 Bonus Plan”), based on your target bonus of 50% of your base salary (as in effect for the 2015 calendar year), regardless of your employment status as of the date of the determination of the bonus payout or the bonus payment date. The determination of the actual bonus, if any, remains subject to the final determination by the Compensation Committee of the Board (the “Committee”) of the Company’s corporate goal achievement as well as the Committee’s discretionary authority under the 2015 Bonus Plan; but in any event will be determined for you using the same methodology applied to all of the Company’s officers (other than the target bonus amount). We anticipate that this will occur during the first quarter of 2016 and your bonus will be paid to you at the same time as bonuses, if any, are paid to the Company’s other officers. Any payment under the 2015 Bonus Plan will be subject to appropriate withholding and payroll deductions.

 B.Group Medical Insurance: The Company will pay the COBRA premium for your current coverage under the Company’s group medical plan from January 1, 2016 through December 31, 2016, provided you make a timely election to continue such coverage following your date of termination.  You will receive the necessary COBRA forms in a separate letter from WageWorks, our COBRA administrator.  Any coverage under the medical plan beyond this period will be solely at your expense.  All such coverage will be subject to the terms and conditions of the medical plan documents.

C.Consulting Arrangement: Concurrently with the effectiveness of this agreement, you will be offered to enter into a Consulting Agreement in the form attached hereto as Exhibit B to allow for your continuous service to the Company from January 1, 2016 through December 31, 2016 in the capacity as an independent consultant.

D.Unemployment: The Company will not contest your eligibility for unemployment insurance.

You acknowledge that the Company is not otherwise obligated to provide you the pay and benefits discussed in this provision, and is doing so only as a term and condition of this agreement, and subject to the terms and conditions of this agreement.

4.         Stock Options:  Any stock options previously issued to you shall continue to be subject to the terms of the applicable stock option plan, your stock option agreements, and applicable laws. To the extent that your outstanding stock options remain outstanding following your Retirement Date, you acknowledge that any Incentive Stock Options will automatically convert to Non-Qualified Stock Options by operation of law effective ninety (90) days following your Retirement Date. Upon expiration of the applicable exercise period, all of your vested and unexercised stock options will expire.

5.         401(k) Plan:  You may exercise whatever options and privileges are afforded you under the Company’s 401(k) plan with respect to your account balance as of your date of termination.

2.

Exhibit 10.1

6.         Other Benefits:  Except as provided in this agreement, your eligibility for all other compensation and benefits will end on January 1, 2016.

7.Cooperation: You and the Company agree to cooperate in assuring a smooth and orderly transition as we carry out this agreement.  During the period of this agreement and thereafter, you will refrain from making any false or disparaging remarks about the Company, its personnel, or its products and services, including but not limited to making such comments to the press or media or posting them on any social media or other website. Moreover, following your Retirement Date you will not speak publicly for the Company or represent the Company to any third-party organizations.

8.Reference Checks:  In responding to inquiries about you from prospective employers, the Company will disclose only your dates of employment, title, final rate of pay, provided you refer all such inquiries to Chris Page in the Human Resources department.

9.Final Settlement and Release of All Claims: Since the compensation and benefits provided under this agreement goes beyond what you are entitled to under the Company’s policies, you agree that this agreement constitutes a full and final settlement of any and all claims, known or unknown, of any kind that you may have to date against the Company or any of its parent or affiliated companies and their respective officers, directors, shareholders, employees, insurers, agents, successors, or assigns.  You acknowledge and agree that you are entering this this agreement to resolve any and all of the claims described below, including but not limited to any and all claims for wages or compensation of any type or character, all such claims being disputed in good faith. To the fullest extent allowed by law, you hereby waive and release all such claims in return for the severance pay and benefits you will be receiving under this agreement.

10.Claims Included In Release:  The release of claims in Paragraph 9 is intended to be as broad as the law allows.  The types of claims that you are releasing under this agreement include but are not limited to the following:

A.Discrimination or harassment under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, or the California Fair Employment and Housing Act.

B.Wrongful termination of employment under any State or federal law, including claims for breach of contract or wrongful termination in violation of public policy (“whistleblower”).

C.Violation of wage and hour laws, including claims for overtime pay, meal and rest period violations, accrued vacation, expense reimbursement, travel and meeting time, stand-by duty, business use of your personal automobile, or cleaning and maintenance of uniforms.

D.Violation of State or federal laws concerning leaves of absence, such as the Family and Medical Leave Act, California Family Rights Act, and Pregnancy Disability Leave Law.

E.Claims based upon any violation of the Company’s policies and regulations or any written or oral contract or agreement between the Company and you.

3.

Exhibit 10.1

F.Tort and common law claims including but not limited to claims for wrongful or retaliatory discharge, emotional distress, defamation, slander, libel or false imprisonment, claims for attorneys’ fees, back pay, front pay or reinstatement.

G.Claims based upon any violation of any other State, Federal or local statutes or laws.

H.This release also includes any unknown claims that you are not aware of at this time.  In that respect, you waive the protection of any law that might otherwise prevent you from waiving unknown claims, such as California Civil Code section 1542 which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

11.Claims Not Included In Release:  The release in Paragraph 9 does not release any claims that cannot be released by law, and will not prevent you from doing any of the following:

A.Obtaining unemployment compensation or State Disability Insurance from the State of California, or workers’ compensation through the Workers’ Compensation Appeals Board;

B.Asserting any right that is created or preserved by this agreement, such as your right to receive the severance pay and benefits outlined above, or to continue group health coverage under COBRA;

C. Enforcing any rights you have to be indemnified by the Company in the event a claim is made against you by a third party for something you did in the course of properly carrying out your duties as an employee of the Company;

D.Challenging the validity of the release of claims in this agreement by filing a complaint with the U.S. Equal Employment Opportunity Commission or California Department of Fair Employment and Housing, or

E.Filing a charge with, or giving testimony or participating in any investigation conducted by the EEOC or DFEH.  However, you acknowledge that you are not entitled to any monetary damages resulting from any such actions.

12. Trade Secrets and Intellectual Property:  During your employment, you were entrusted with access to highly confidential trade secrets of the Company concerning such things as the identities, needs, and preferences of its customers and prospects; business and financial terms of agreements between the Company and various third parties; financial reports; business plans and sales forecasts; sales and marketing objectives and strategies; customer lists; compensation arrangements; regulatory objectives and strategies; product designs and specifications; manufacturing know-how; personnel files; policies and practices associated with customer and technical support, training and quality systems; and patents, copyrights, and

4.

Exhibit 10.1

trademarks belonging to the Company.  You agree to keep all such information confidential and not to use or disclose it for any purpose after your termination.

13.Other Agreements: Any existing agreements between you and the Company concerning protection of trade secrets, confidential information, ownership of inventions, intellectual property rights, or unfair competition shall remain in effect by their terms. In particular, attached for your reference as Exhibit C is a copy of your fully executed Employee Proprietary Information Agreement which you signed as a condition to your employment. Your continued compliance with the terms of the attached Employee Proprietary Information Agreement is an express condition of this agreement. Moreover, you agree to continue to maintain any and all current or prospective customer information in strict confidence to ensure that any individually identifiable protected health information (PHI) remains protected under the regulations implementing Health Insurance Portability and Accountability Act of 1996 (HIPAA), as amended, and other federal and state laws protecting the confidentiality of personal identifying information.

14.No Admission:  You acknowledge that this is not an admission of wrongdoing or poor performance by you or the Company, and shall not be used as evidence of guilt by either party.  If you elect not to sign this letter, it shall become null and void.

15.Complete Agreement:  Except as provided in Paragraph 13 above and except for the Consulting Agreement should you choose to enter into the Consulting Agreement, this agreement sets forth the complete agreement between you and the Company, and supersedes all other agreements and understandings whether oral, written or implied.  For the avoidance of doubt, the parties mutually agree and acknowledge that upon the effectiveness of this Agreement your Amended and Restated Severance Agreement dated as of November 4, 2013 and your Employment Letter Agreement dated February 10, 2009 shall each be deemed to have terminated and have no further force or effect.  This agreement shall be binding on and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns. You acknowledge that no promises or inducements have been made to you, other than what is set forth in this letter, to induce you to sign this agreement.  This agreement can be modified or amended only in a formal written contract signed by you and the Company’s Chief Executive Officer. In the event that you materially breach the terms of this agreement, or the Employee Proprietary Information Agreement, the Company (i) shall be entitled to discontinue all payments and other consideration under this agreement; and (ii) demand immediate repayment in full of any payments made to you or on your behalf under the provisions of Paragraph 3 above notwithstanding anything to the contrary in this agreement.  In the event of a lawsuit or other proceeding in which either party to this agreement claims a breach of this agreement, or seeks to enforce or interpret this agreement, the prevailing party shall be entitled to an award for reasonable attorneys’ fees and costs, together with any costs and expenses, incurred in connection with such dispute. Additionally, the validity and interpretation of this agreement shall be governed by the laws of the State of California without giving effect to the principles of conflict of laws.  The parties each hereby consent to exclusive jurisdiction and venue for all purposes in the state courts located in San Diego County, California, or the Federal District Court for the Southern District of California.

5.

Exhibit 10.1

16.Voluntary Agreement and Effective Date:   To assure that you make an informed and voluntary decision, you will have until December 4, 2015 to decide whether or not to sign this agreement, and an additional period of seven (7) days after signing in which to revoke your acceptance by informing me in writing.  You also have the right to, and are encouraged to, consult with legal counsel regarding this agreement.  This agreement will not take effect, and you will not be eligible to receive your bonus and COBRA premium payments as provided above, until that seven day period has lapsed without your revoking this agreement.

17.Age Discrimination Claims:  For purposes of the Older Workers Benefit Protection Act and to assure that this agreement bars any claims under the federal Age Discrimination in Employment Act and California Fair Employment and Housing Act, you acknowledge (i) that you have read this agreement and understand that it bars all claims, including those for age discrimination; (ii) that the release of claims in this agreement does not apply to claims based on events that occur after this agreement takes effect; and (iii) that you are receiving consideration that you are not otherwise entitled to from the Company; (iv) that you have been allowed at least twenty-one (21) days in which to decide whether to accept this agreement and that this agreement will not take effect until the expiration of the seven day period referenced in paragraph 16, above.

If the terms of this agreement are acceptable to you, please sign and date the enclosed copy of this agreement and return it to me within twenty-one days after receipt.

Very truly yours,

/s/ Kim D. Blickenstaff
Kim D. Blickenstaff President and Chief Executive Officer
November 23, 2015

I agree to the terms and conditions stated in this letter.

By:	/s/ Robert B. Anacone
Robert B. Anacone

Date:	November 22, 2015

[Signature Page to Retirement Agreement dated November 13, 2015]

6.

Exhibit 10.1

Exhibit A to Retirement Agreement

Form of General Release

General Release of All Claims.  In consideration for Tandem Diabetes Care, Inc. (the “Company”) paying Robert B. Anacone (“you”) the bonus and COBRA premium payments, and offering to enter into the consulting agreement, as provided in Paragraph 3 of the letter agreement dated November 12, 2015 between the Company and you (the “Agreement”), you irrevocably and unconditionally release and discharge the Company and any and all of its parent or affiliated companies and their respective officers, directors, shareholders, employees, insurers, agents, successors, or assigns (the “Releasees”) from any and all claims, known or unknown, of any kind that you may have to date against Releasees or any of them.  You acknowledge and agree that you are entering this this General Release to resolve any and all of the claims described below, including but not limited to any and all claims for wages or compensation of any type or character, all such claims being disputed in good faith.

2.Claims Included in Release.  The release of claims under this General Release is intended to be as broad as the law allows.  The types of claims that you are releasing under this General Release include but are not limited to the following:

A.Discrimination or harassment under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, or the California Fair Employment and Housing Act.

B.Wrongful termination of employment under any State or federal law, including claims for breach of contract or wrongful termination in violation of public policy (“whistleblower”).

C.Violation of wage and hour laws, including claims for overtime pay, meal and rest period violations, accrued vacation, expense reimbursement, travel and meeting time, stand-by duty, business use of your personal automobile, or cleaning and maintenance of uniforms.

D.Violation of State or federal laws concerning leaves of absence, such as the Family and Medical Leave Act, California Family Rights Act, and Pregnancy Disability Leave Law.

E.Claims based upon any violation of the Company’s policies and regulations or any written or oral contract or agreement between the Company and you.

F.Tort and common law claims including but not limited to claims for wrongful or retaliatory discharge, emotional distress, defamation, slander, libel or false imprisonment, claims for attorneys’ fees, back pay, front pay or reinstatement.

G.Claims based upon any violation of any other State, Federal or local statutes or laws.

H.This release also includes any unknown claims that you are not aware of at this time.  In that respect, you waive the protection of any law that might otherwise prevent you from waiving unknown claims, such as California Civil Code section 1542 which states:

Exhibit 10.1

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

3.Claims Not Included In Release:  This General Release does not release any claims that cannot be released by law, and will not prevent you from doing any of the following:

A.Obtaining unemployment compensation or State Disability Insurance from the State of California, or workers’ compensation through the Workers’ Compensation Appeals Board;

B.Asserting any right that is created or preserved by the Agreement, such as your right to receive the severance pay and benefits outlined above, or to continue group health coverage under COBRA;

C. Enforcing any rights you have to be indemnified by the Company in the event a claim is made against you by a third party for something you did in the course of properly carrying out your duties as an employee of the Company;

D.Challenging the validity of the release of claims in this agreement by filing a complaint with the U.S. Equal Employment Opportunity Commission or California Department of Fair Employment and Housing, or

E.Filing a charge with, or giving testimony or participating in any investigation conducted by the EEOC or DFEH.  However, you acknowledge that you are not entitled to any monetary damages resulting from any such actions.

4.Voluntary Agreement and Effective Date:   To assure that you make an informed and voluntary decision, you will have until January 21, 2016 to decide whether or not to sign this General Release, and an additional period of seven (7) days after signing in which to revoke your acceptance by informing me in writing.  You also have the right to, and are encouraged to, consult with legal counsel regarding this General Release.  This General Release will not take effect, and you will not be eligible to receive your bonus and COBRA premium payments as provided in the Agreement until that seven day period has lapsed without your revoking this General Release.

5.Age Discrimination Claims:  For purposes of the Older Workers Benefit Protection Act and to assure that this agreement bars any claims under the federal Age Discrimination in Employment Act and California Fair Employment and Housing Act, you acknowledge (i) that you have read this agreement and understand that it bars all claims, including those for age discrimination; (ii) that the release of claims in this agreement does not apply to claims based on events that occur after this agreement takes effect; and (iii) that you are receiving consideration that you are not otherwise entitled to from the Company; (iv) that you have been allowed at least twenty-one (21) days in which to decide whether to accept this agreement and that this agreement will not take effect until the expiration of the seven day period referenced in paragraph 4, above.

Exhibit 10.1

IN WITNESS WHEREOF, the parties have executed this General Release as of the respective dates set forth below.

Dated: January ___, 2016	Dated: January ___, 2016
TANDEM DIABETES CARE, INC.

By: Kim Blickenstaff, President and CEO	Robert B. Anacone

[Signature Page to General Release between Tandem Diabetes Care, Inc. and Robert B. Anacone]

Exhibit 10.1

Exhibit B to Retirement Agreement

Form of Consulting Agreement between Tandem Diabetes Care, Inc. and Robert B. Anacone

This Consulting Agreement (the “Agreement”) is made and entered into effective as of November ___, 2015 by and between Tandem Diabetes Care, Inc., a Delaware corporation (“Company), with its principal place of business at 11045 Roselle Street, San Diego, CA 92121 and Robert B. Anacone (“Consultant”) having a place of residence at 897 Cofair Court, Solana Beach, CA 92075.

1.Retention of Services.  Commencing on January 1, 2016 and through the Term  of this Agreement as provided below, Consultant shall provide, at mutually convenient times and places during the term of this Agreement, consulting and advisory services in the field of commercial sales and marketing of medical devices (“Consulting Services”).  Such Consulting Services shall be provided upon the reasonable request of the Company, through its Chief Executive Officer or his/her designee (“CEO/ CEO Designee”), but in no event will the Consulting Services provided be in excess of 80 hours per month.

2.Compensation. As consideration for the Consulting Services to be provided under this Agreement, during the term of this Agreement Consultant shall receive a biweekly payment in the amount of $13,865.39, up to an aggregate maximum of $360,500.00.  Consultant shall be solely responsible for the payment of any federal, state or local income tax, social security tax, workers' compensation insurance, state disability insurance and other taxes or other insurance which Consultant is responsible for paying as an independent contractor under the federal, state or local laws.  Consultant shall procure and maintain all licenses necessary for the performance of the Consulting Services.  Company shall reimburse Consultant for the reasonable out-of-pocket expenses incurred by Consultant in connection with travel expenses and third party costs incurred in connection with the Consulting Services, provided that the incurrence of such expenses has received the prior written approval of the Company’s Chief Administrative Officer.  Consultant shall provide Company with appropriate documentation to support any such expenses.

3.Independent Contractor Relationship.  The Company and Consultant acknowledge that in providing the Consulting Services, Consulting will be acting as an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship of any type.  Consultant will not be entitled to any of the rights privileges or benefits that the Company may make available to its employees, including, but not limited to profit-sharing or retirement benefits, life insurance, medical, dental or vision insurance, paid time off, sick time, or ongoing participation in the any of the Company’s equity incentive plans.  As an independent contractor, Consultant will not be authorized to make any representation, contract or commitment on

Exhibit 10.1

behalf of Company unless specifically requested or authorized in writing to do so by the CEO/CEO Designee.

4.Method of Performing Services; Results.  Consultant will determine the method, details and means of performing the Consulting Services as requested by the Company and required by this Agreement. Consultant shall provide the services for which Consultant is engaged to the reasonable satisfaction of Company, and shall furnish Company with reasonable opportunities from time to time to ascertain whether the Consulting Services are being performed in accordance with the terms of this Agreement.  All work done and materials furnished shall be subject to final review and approval by Company, which review and approval of such work and services shall not, however, relieve Consultant of any of his obligations under this Agreement.  In all cases, Consultant will diligently perform the obligations and responsibilities required by this Agreement, applying the highest standards of professionalism and good workmanship.

5.Workplace, Hours and Instrumentalities.  Consultant may perform the services required by this Agreement at any place or location and at such times as Consultant shall determine.  Consultant agrees to provide all tools and instrumentalities, if any, required to perform the services under this Agreement.

6.Intellectual Property Rights.

6.1Disclosure and Assignment of Innovations.

(a)Innovations; Company Innovations.  “Innovations” includes processes, machines, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and includes without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs.  “Company Innovations” are Innovations that Consultant, solely or jointly with others, conceives, reduces to practice, creates, derives, develops or makes within the scope of Consultant’s work for Company under this Agreement.

(b)Disclosure and Ownership of Company Innovations.  Consultant agrees to make and maintain adequate and current records of all Company Innovations, which records shall be and remain the property of Company.  Consultant agrees to promptly disclose to Company every Company Innovation. Consultant hereby does and will assign to Company, or

Exhibit 10.1

Company’s designee, Consultant’s entire worldwide right, title and interest in and to all Company Innovations and all associated records and intellectual property rights.

(c)Assistance.  Consultant agrees to execute upon Company’s request a signed transfer of Company Innovations to Company in the form included with this Agreement for each of the Company Innovations, including, but not limited to, computer programs, notes, sketches, drawings and reports.  Consultant agrees to assist Company in any reasonable manner to obtain, perfect and enforce, for Company’s benefit, Company’s rights, title and interest in any and all countries, in and to all patents, copyrights, moral rights, mask works, trade secrets, and other property rights in each of the Company Innovations.  Consultant agrees to execute, when requested, for each of the Company Innovations (including derivative works, improvements, renewals, extensions, continuations, divisional, continuations in part, or continuing patent applications thereof), (i) patent, copyright, mask work or similar applications related to such Company Innovation, (ii) documentation (including without limitation assignments) to permit Company to obtain, perfect and enforce Company’s right, title and interest in and to such Company Innovation, and (iii) any other lawful documents deemed necessary by Company to carry out the purpose of this Agreement.  If called upon to render assistance under this paragraph, Consultant will be entitled to a fair and reasonable fee in addition to reimbursement of authorized expenses incurred at the prior written request of Company.  In the event that Company is unable for any reason to secure Consultant’s signature to any document Consultant is required to execute under this Paragraph 6.1(c) (“Assistance”), Consultant hereby irrevocably designates and appoints Company and Company’s duly authorized officers and agents as Consultant’s agents and attorneys-in-fact to act for and in Consultant’s behalf and instead of Consultant, to execute such document with the same legal force and effect as if executed by Consultant.

(d)Out-of-Scope Innovations.  If Consultant incorporates any Innovations relating in any way to Company’s business or demonstrably anticipated research or development or business which were conceived, reduced to practice, created, derived, developed or made by Consultant either outside of the scope of Consultant’s work for Company under this Agreement or prior to the Effective Date set forth below  (collectively, the “Out-of-Scope Innovations”) into any of the Company Innovations, Consultant hereby grants to Company or Company’s designees a royalty-free, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicenses) to practice all applicable patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Out-of-Scope Innovations which Consultant incorporates, or permits to be incorporated, in any Company Innovations.  Consultant agrees that Consultant will not incorporate, or permit to be incorporated, any Innovations conceived, reduced to practice, created, derived, developed or made by others or any Out-of-Scope Innovations into any of the Company Innovations without Company’s prior written consent.

Exhibit 10.1

6.2Confidential Information.

(a)Definition of Confidential Information.  “Confidential Information” as used in this Agreement shall mean any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Company, Company’s suppliers and customers, and includes, without limitation, Company Innovations, Company Property (defined below), and Company’s information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information.

(b)Nondisclosure and Nonuse Obligations.  Except as permitted in this paragraph, Consultant shall neither use nor disclose the Confidential Information.  Consultant may use the Confidential Information solely to perform services for the benefit of Company.  Consultant agrees that Consultant shall treat all Confidential Information of Company with the same degree of care as Consultant accords to Consultant’s own Confidential Information, but in no case less than reasonable care. Consultant agrees not to communicate any information to Company in violation of the proprietary rights of any third party. Consultant will immediately give notice to Company of any unauthorized use or disclosure of the Confidential Information and agrees to assist Company in remedying any such unauthorized use or disclosure of the Confidential Information.

(c)Exclusions from Nondisclosure and Nonuse Obligations.  Consultant’s obligations under Paragraph 6.2(b) (“Nondisclosure and Nonuse Obligations”) with respect to any portion of the Confidential Information shall not apply to any such portion which Consultant can demonstrate:  (a) was in the public domain at or subsequent to the time such portion was communicated to Consultant by Company through no fault of Consultant; or (b) was rightfully in Consultant’s possession free of any obligation of confidence at or subsequent to the time such portion was communicated to Consultant by Company.  A disclosure of Confidential Information by Consultant, either:  (a) in response to a valid order by a court or other governmental body; (b) otherwise required by law; or (c) necessary to establish the rights of either party under this Agreement, shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that Consultant shall provide prompt prior written notice thereof to Company to enable Company to seek a protective order or otherwise prevent such disclosure.

6.3Ownership and Return of Company Property.  All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, all other tangible media of expression), equipment, documents, data, and other property furnished to

Exhibit 10.1

Consultant by Company, whether delivered to Consultant by Company or made by Consultant in the performance of services under this Agreement (collectively, the “Company Property”) are the sole and exclusive property of Company or Company’s suppliers or customers, and Consultant hereby does and will assign to Company all rights, title and interest Consultant may have or acquire in the Company Property.  Consultant agrees to keep all Company Property at Consultant’s premises unless otherwise permitted in writing by Company.  Upon the termination of this Agreement, or at Company’s request, and no later than five (5) days after the termination of this Agreement or the Company’s request, Consultant shall destroy or deliver to Company, at Company’s option:  (a) all Company Property; (b) all tangible media of expression in Consultant’s possession or control which incorporate or in which are fixed any Confidential Information; and (c) written certification of Consultant’s compliance with Consultant’s obligations under this subparagraph.

6.4Observance of Company Rules.  At all times while on Company’s premises, Consultant will observe Company’s rules and regulations with respect to conduct, health and safety and protection of persons and property.

7.No Conflict of Interest.  During the Term of this Agreement as provided below, Consultant will not accept work, enter into a contract, or accept an obligation, inconsistent or incompatible with Consultant’s obligations, or the scope of Consulting Services to be rendered for Company, under this Agreement.  Consultant warrants that, to the best of Consultant’s knowledge, there is no other contract or duty on the part of Consultant that conflicts with or is inconsistent with this Agreement.  This Paragraph 7 does not prevent Consultant from performing services for clients other than Company so long as such services do not directly or indirectly conflict with Consultant’s obligations under this Agreement.  During the term of this Agreement, Consultant will not accept work, enter into a contract, accept an obligation, provide services to, recommend, or otherwise assist any company or entity other than Company in the area of diabetes therapy or management or pump technology.

8.Term and Termination.

8.1Term.  This Agreement is effective for the period commencing January 1, 2016 through December 31, 2016 (the “Term”) and shall terminate automatically at the expiration of the Term. This Agreement is renewable upon the mutual written consent of both parties.  The terms of such renewal must be in writing and signed by both Company and Consultant.

8.2Termination by Company.  Upon written notice to Consultant, the Company may terminate this Agreement immediately upon: (i) Consultant’s breach of Paragraphs 6 (“Intellectual Property Rights”) or 7 (“No Conflict of Interest”), (ii) in the event Consultant’s death, or (iii) in the event of Consultant’s disability for a period of more than thirty (30) days and Consultant is not able to perform services as contemplated by this Agreement, as

Exhibit 10.1

determined by the Company in its reasonable discretion.  Additionally, Consultant acknowledges that he and the Company entered into a letter agreement dated November 12, 2015 regarding his retirement from the Company (the “Letter Agreement”).  Consultant further acknowledges that in the event he breaches the terms of the Letter Agreement during the Term of this Agreement, that there would be an inherent conflict of interest between Consultant and the Company and that, upon written notice to Consultant, the Company has the right to terminate this Agreement immediately upon Consultant’s breach of that Letter Agreement as reasonably determined by the Company.

8.3Termination by Consultant.  Consultant may terminate this Agreement at any time, with termination effective ten (10) days after Consultant’s delivery to Company of written notice of termination.

8.4Duties upon Termination and Liquidated Damages.  Upon termination of this Agreement for any reason, Consultant agrees to cease all work on behalf of Company and promptly deliver all Company Property to Company as required under Paragraph 6.3 above.  Company shall promptly pay Consultant all fees and approved expenses incurred by Consultant to the date of termination within thirty (30) days after receiving Consultant’s final invoice, provided, however, that in the event of a termination of this Agreement by the Company pursuant to Paragraph 8.2(i) above, Consultant acknowledges and agrees that:  a) The Company will not be required to make any further payments to Consultant under this Agreement; and b) Consultant will repay to the Company the amount which had been paid to Consultant under this Agreement through the date of such termination within ten (10) days of written demand by the Company.

9.General Provisions.

9.1Successors and Assigns.  The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.  Consultant may not assign its rights, subcontract or otherwise delegate its obligations under this Agreement without Company’s prior written consent.

9.2 Survival.  The rights and obligations contained in Paragraphs 6 (“Intellectual Property Rights”) and 9 (“General Provisions”) will survive any termination or expiration of this Agreement.

9.3Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated:  (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of delivery; or (c) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the addresses set forth above or to such other address as either party may specify in writing.

Exhibit 10.1

9.4Governing Law.  The validity and interpretation of this Agreement shall be governed by the laws of the State of California without giving effect to the principles of conflict of laws.  The parties each hereby consent to exclusive jurisdiction and venue for all purposes in the state courts located in San Diego County, California, or the Federal District Court for the Southern District of California.

9.5Severability.  If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

9.6Waiver; Amendment; Modification.  No term or provision hereof will be considered waived by Company, and no breach excused by Company, unless such waiver or consent is in writing signed by Company.  The waiver by Company of, or consent by Company to, a breach of any provision of this Agreement by Consultant, shall not operate or be construed as a waiver of, consent to, or excuse of any other or subsequent breach by Consultant.  This Agreement may be amended or modified only by mutual agreement of authorized representatives of the parties in writing.

9.7Other Instruments.  The parties shall, whenever and as often as reasonably requested by the other party, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered any and all documents and instruments as may be necessary, expedient or proper in the reasonable opinion of the requesting party to carry out the intent and purposes of this Agreement, provided that the requesting party shall bear the cost and expense of such further instruments or documents (except that each party shall bear its own attorneys’ fees).

9.8Entire Agreement.  This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. Notwithstanding the foregoing, and for avoidance of doubt, this Agreement shall not be deemed to modify or amend the Letter Agreement or any other agreement between Consultant and the Company relating to Consultant’s prior employment with the Company. The terms of this Agreement will govern all services undertaken by Consultant for Company during the Term.

Exhibit 10.1

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates shown below.

Tandem Diabetes Care, Inc.	Robert B. Anacone

By:	By:
Kim D. Blickenstaff President and Chief Executive Officer		Robert B. Anacone

Date:	Date:

[Signature Page to Consulting Agreement between
Tandem Diabetes Care, Inc. and Robert B. Anacone]

Exhibit 10.1

Exhibit C to Retirement Agreement

Employee Proprietary Information Agreement for Robert B. Anacone

In consideration and as a condition of my employment, or continued employment, by Tandem Diabetes Care, Inc. and/or by companies which it owns, controls, or is affiliated with or their successors in business (“the Company”), and the compensation paid therefor:

1.Confidentiality.

I agree to keep confidential, except as the Company may otherwise consent in writing, and not to disclose or make any use of except for the benefit of the Company, at any time, either during or subsequent to my employment, any trade secrets, confidential information, knowledge, data or other information of the Company relating to products, processes, know-how, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, pricing strategies or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees or affiliates, which I may produce, obtain or otherwise acquire during the course of my employment, except as herein provided.  I further agree not to deliver, reproduce or in any way allow any such trade secrets, confidential information, knowledge, data or other information, or any documentation relating thereto, to be delivered or used by any third parties without prior written consent of a duly authorized representative of the Company.  The foregoing obligations of confidentiality shall not apply to (a) any knowledge or information which is now or subsequently becomes generally and publicly known, other than as a direct or indirect result of the breach of this Agreement by me or a breach of a confidentiality obligation owed to the Company by another, or (b) any knowledge or information which is not proprietary to the Company that I acquired prior to becoming its employee.

2.Conflicting Employment/Return of Confidential Material.

I agree that during my engagement with the Company, I will not engage in any other employment, occupation, consulting or other activity relating to the business in which the Company is now or may hereafter become engaged or which would otherwise conflict with my obligations to the Company.  In the event of my termination of engagement with the Company for any reason whatsoever or upon the request of the Company, I agree to promptly surrender and deliver to the Company all records, materials, equipment, drawings, documents and data, including any reproductions thereof, of any nature pertaining to any invention, trade secret or confidential information of the Company or to my engagement, and I will not take with me any description containing or pertaining to any confidential information, knowledge or data of the Company which I may produce or obtain during the course of my engagement.  The foregoing shall not apply to my address book, or to any information or documentation I acquired prior to becoming an employee of the Company.  In the event of the termination of my engagement for any reason whatsoever, I agree to sign and deliver the “Termination Certificate” attached hereto as Exhibit A.

Exhibit 10.1

3.Assignment of Inventions.

I agree that all medical devices and processes, documentation and other copyrightable materials to which I contribute during my engagement shall be considered “works made for hire” and shall be the sole property of the Company.  I hereby assign and transfer to the Company my entire right, title and interest in and to all inventions (as used in the Agreement, “inventions” shall include but not be limited to ideas, improvements, designs and discoveries) whether or not patentable and whether or not reduced to practice, made or conceived by me (whether made solely by me or jointly with others) during the period of my engagement with the Company, which relate in any manner to the actual or demonstrably anticipated business, work or research and development of the Company or its subsidiaries, or result from or are suggested by any task assigned to me or any work performed by me for or on behalf of the Company or its subsidiaries or result from use of premises owned, leased or contracted for the Company.  I agree that all such inventions are the sole property of the Company provided, however, that this Agreement does not require assignment of an invention for which no equipment, supplies, facility, or trade secret information of the Company was used, and which was developed entirely on my own time as provided in California Labor Code Section 2870 a copy of which is attached hereto as Exhibit B, and:

(a)which does not relate to the business of the Company or to the Company's actual or demonstrably anticipated research or development; or

(b)which does not result from any work performed by me for the Company.

4.Disclosure of Inventions and Patents.

I agree that in connection with any “invention” as defined in Paragraph 3 above:

(a)I will disclose such invention promptly in writing to my immediate superior at the Company, with a copy to the Chief Executive Officer, regardless of whether I believe the invention is protected by Paragraph 3 above, in order to permit the Company to claim rights to which it may be entitled under this Agreement.  Such disclosure shall be received in confidence by the Company.

(b)I will, at the Company's request, promptly execute a written assignment of title to the Company for any invention required to be assigned by Paragraph 3 (“assignable invention”), and I will preserve any such assignable invention as confidential information of the Company.

(c)Upon request, I agree to assist the Company or its nominee (at its expense) during and at any time subsequent to my engagement in every reasonable way to obtain for its own benefit patents and copyrights for such assignable inventions in any and all countries, which inventions shall be and remain the sole and exclusive property of the Company or its nominee whether or not patented or copyrighted.  I agree to execute such papers and perform such lawful acts as the Company deems to be necessary to allow it to exercise all right, title, and interest in such patents and copyrights.

Exhibit 10.1

5.Execution of Documents.

In connection with Paragraph 4(c), I further agree to execute, acknowledge and deliver to the Company or its nominee upon request and at its expense all such documents, including applications for patents and copyrights and assignments of inventions, patents and copyrights to be issued therefore, as the Company may determine necessary or desirable to apply for and obtain letters, patents and copyrights on such assignable inventions in any and all countries and/or to protect the interest of the Company or its nominee in such inventions, patents and copyrights, and to vest title thereto in the Company or its nominee.  In the event that the Company is unable for any reason whatsoever to secure my signature to any lawful and necessary document required to apply for or execute any patent application with respect to inventions (including renewals, extension, continuations, divisions or continuations, divisions or continuations in part thereof), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents thereon with the same legal force and effect as if executed by me.

6.Maintenance of Records.

I agree to keep and maintain adequate and current written or printed records of all inventions made by me (in the form of notes, sketches, drawings and as may be specified by the Company), which records shall be available to and remain the sole property of the Company at all times.

7.Prior Inventions.

It is understood that all inventions if any, patented or unpatented, which I made prior to my engagement by the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Exhibit C attached hereto a complete list of all my prior inventions excluded from the assignment of rights, including numbers of all patents and patent applications, and a brief description of all unpatented inventions which are not the property of a previous employer.  I represent and covenant that the list is complete and that, if no items are on the list, I have no such prior inventions.  During my engagement with the Company, I agree to notify the Company in writing before I make any disclosure or perform any work on behalf of the Company which appears to threaten or conflict with proprietary rights I claim in any invention or idea.  In the event of my failure to give such notice, I agree that I will make no claim against the Company with respect to any such inventions or ideas.  In addition, if any invention made or conceived by me during the period of my employment is based on, or incorporates, or is an improvement or derivative of, or cannot reasonably be made, used, reproduced and distributed without violating other technology or rights owned by me, I hereby grant to the Company a perpetual, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology in support of the Company's exercise or exploitation of its rights to such invention.

Exhibit 10.1

8.Trade Secrets of Others.

I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company, and I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.  I agree not to enter into any agreement either written or oral in conflict herewith.

9.Performance.

I understand, as part of the consideration for the offer of employment extended to me by the Company and of my employment or continued employment by the Company, that I have not brought and will not bring with me to the Company or use in the performance of my responsibilities at the Company any equipment, supplies, facility or trade secret information of any former employer which are not generally available to the public, unless I have obtained written authorization for their possession and use.

10.Remedies.

I agree that in addition to any other rights and remedies available to the Company for any breach by me of my obligations hereunder, the Company shall be entitled to enforcement of my obligations hereunder by court injunction.

11.Non Solicitation.

I agree that during my employment and for the two year period following my employment I will not solicit or induce any employee or consultant of the Company to quit their employment, cease doing business with the Company or accept employment with any entity that I am then involved with, unless I am specifically authorized to do so by the Company.  In addition, during my engagement and for the two year period following my engagement I will not solicit or induce any customer of the Company to cease doing business with the Company.

12.Modification.

This Agreement may not be changed, modified, released, discharged, abandoned or otherwise amended, in whole or in part, except by an instrument in writing, signed by me and the Company.  I agree that any subsequent change or changes in my duties or compensation shall not affect the validity or scope of this Agreement.

Exhibit 10.1

13.Entire Agreement.

I acknowledge receipt of this Agreement and agree that with respect to the subject matter thereof it is my entire agreement with the Company, superseding any previous oral or written communications, representations, understandings or agreements with the Company or any officers or representative thereof.

14.Severability.

In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable in any jurisdiction, such paragraph or provision shall, as to that jurisdiction, be adjusted and reformed, if possible, in order to achieve the intent of the parties, and if such paragraph or provision cannot be adjusted and reformed, such paragraph or provision shall, for the purposes of that jurisdiction be voided and severed from this Agreement, and the entire Agreement shall not fail on account thereof but shall otherwise remain in full force and effect.

15.Successors and Assigns.

This Agreement shall be binding upon my heirs, executors, administrators or other legal representative and is for the benefit of the Company, its successors and assigns.  This Agreement may be assigned by the Company to any purchaser or successor in interest to the business of the Company.

16.Governing Law.

This Agreement shall be governed by the laws of the location of the Company's corporate headquarters, which is presently located in the State of California; provided, however, that in the event this provision is deemed to be unenforceable by a local judicial authority or governmental agency, then the laws of the location of my employment shall apply.

Exhibit 10.1

17.Counterparts.

This Agreement may be signed in two counterparts, each shall be deemed an original and both of which shall together constitute one agreement.

Dated: February 15, 2009	EMPLOYEE
/s/ Robert B. Anacone
Signature

Robert B. Anacone
Print Name

Dated: March 19, 2009	TANDEM DIABETES CARE, INC.,
a Delaware corporation
/s/ Kim Blickenstaff
Kim Blickenstaff, Chief Executive Officer

Exhibit 10.1

EXHIBIT A to Employee Proprietary Information Agreement for Robert B. Anacone

TERMINATION CERTIFICATE

This is to certify that I do not have in my possession, nor have I failed to return any records, documents, data specifications, drawings, blueprints, reproductions, sketches, notes, reports, proposals, or copies of them, or other documents or materials, equipment, or other property belonging to Tandem Diabetes Care, Inc., its successors and assigns (hereafter referred to as “the Company”).  I further certify that I have complied with and will continue to comply with all the terms of the Employee Proprietary Information Agreement signed by me with the Company, including the reporting of any inventions (as defined therein) conceived or made by me covered by the Agreement.  I further agree that in compliance with the Employee Proprietary Information Agreement, I will preserve as confidential all trade secrets, confidential information, knowledge, data, or other information relating to products, processes, know-how, designs, formulas, test data, customer lists, or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees, or affiliates.  I further certify and agree that I have been paid, and have received, all compensation required to be paid to me at any time in connection with my employment by the Company.

Dated: _____________

Exhibit 10.1

EXHIBIT B to Employee Proprietary Information Agreement for Robert B. Anacone

ASSIGNMENT OF INVENTIONS

SECTION 2870

CALIFORNIA LABOR CODE

Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used, and which was developed entirely on the employee’s own, time, and:

a)which does not relate to the business of the employer or to the employer’s actual or demonstrably anticipated research or development or

b)which does not result from any work performed by the employee for the employer.

Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

Exhibit 10.1

EXHIBIT C to Employee Proprietary Information Agreement for Robert B. Anacone

LIST OF PRIOR INVENTIONS

Title	Date	Identifying Number or Brief Description